                                                               EXHIBIT 3(XV)

                       EMPLOYMENT AND STOCK INCENTIVE AGREEMENT

THIS AGREEMENT made as of the 1st day of August, 1997

BETWEEN:
          TURBODYNE SYSTEMS, INC.,
          6155 Carpenteria Avenue
          Carpenteria, California U.S.A.  93013

          ("TSI")                                          OF THE FIRST PART
AND:
          TURBODYNE TECHNOLOGIES INC.,
          Suite 510, 1090 West Pender Street
          Vancouver, British Columbia, Canada

          ("Turbodyne")                                   OF THE SECOND PART
AND:
          LEON E. NOWEK,
          14223 - 29A Avenue
          South Surrey, BC V4A 2H6

          ("Nowek")                                        OF THE THIRD PART

WHEREAS:

A. Turbodyne and TSI wish to engage Nowek as the Chief Financial Officer of each of Turbodyne and TSI.

B. Nowek has agreed to accept such engagement upon the terms and conditions hereinafter set forth.

NOW THIS AGREEMENT WITNESSES that in consideration of the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.        ENGAGEMENT OF EMPLOYEE

1.1 Turbodyne and TSI hereby employ Nowek in the positions of Chief Financial Officer of each of Turbodyne and TSI for the term of this Agreement and Nowek hereby accepts such retainer.

1.2 Subject to Section 1.3, during the term of this Agreement, Nowek shall perform all such acts and do all such things as and when the same may be necessary to properly and efficiently carry out the duties of Chief Financial Officer of each of Turbodyne and TSI, and such duties shall include but shall not be limited to:

     (a) general responsibility for the supervision and management of the financial affairs of each of Turbodyne and TSI, subject to the policy decisions made by the board of directors of Turbodyne;

     (b) coordinating all auditing functions with respect to Turbodyne and its subsidiaries;

     (c) performing such other duties and observing such instructions as may be reasonably assigned to him from time to time in his capacity of Chief Financial Officer by the Board of Directors; and

     (d) generally at all times abiding by all lawful directions given to him by the Board of Directors of the Company.


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1.3       Nowek, Turbodyne and TSI agree that the title duties and
responsibilities of Nowek pursuant to the terms of this Agreement may change during the term of this Agreement by agreement among Nowek, Turbodyne and TSI. Any change to the duties and responsibilities of Nowek will not otherwise change the terms and conditions of this Agreement and will not constitute termination without cause, as contemplated in Section 7.3 of this Agreement.

1.4 Mr. Nowek agrees to devote his business time and efforts to carrying out his duties under this Agreement up to approximately 40 business hours a week. Turbodyne and TSI acknowledge and consent to Nowek devoting a portion of his non-business time to Nowek's business interests which are not related to or competitive with the business of Turbodyne or TSI, provided that such activities are not in derogation to Nowek carrying out his duties under this Agreement.

1.5 With regard to the services to be performed by Nowek pursuant to the terms of this Agreement, Nowek shall not be liable to TSI, Turbodyne, or any subsidiary, or to any third party, for any acts or omissions in the performance of the services on the part of Nowek, as long as said acts or omissions of Nowek are provided or undertaken in good faith or do not constitute willful misconduct. Nowek shall be entitled to rely on the items set forth in Corporations Code Section 309(b). Turbodyne and TSI shall defend, indemnify (to the maximum extent permitted by California law) and hold Nowek and his agents and successors free and harmless from any and all obligations, costs, claims, judgments, attorney's fees, attachments or any other liability arising from or growing out of the services rendered to TSI, Turbodyne, or any subsidiary, pursuant to the terms of this Agreement or in any way connected with the rendering of the services specified in this such services are provided or undertaken in good faith or do not constitute willful misconduct. In addition, Nowek shall be entitled to the benefit of the indemnity provisions of the By-laws of Turbodyne and TSI and where applicable, the provisions of the CANADA BUSINESS CORPORATIONS ACT with respect to Turbodyne and any provision of the Nevada General Corporation Law with respect to TSI.

1.6 Turbodyne and TSI agree to indemnify and save harmless Nowek from any liability incurred by Nowek as a result of a personal guarantee granted by Nowek in favour of Turbodyne or TSI, provided that the granting of the guarantee by Nowek has been approved by the board of directors of either Turbodyne or TSI. Turbodyne and TSI agree that Nowek will be given consideration for the granting of such personal guarantees in amounts not to exceed industry standard customary fees for the granting of such guarantees. In determining the considers, the parties will consider the magnitude of the guarantee and the risk associated with the guarantee.

2.        REMUNERATION

2.1 Turbodyne agrees to pay Nowek during the term of this Agreement the following salary and bonus amounts:

     (a) A base salary of $13,500 US per month, payable in accordance with the normal payroll schedule of Turbodyne or TSI; and

     (b) an annual cash bonus based on the consolidated net operating income (before taxes) of Turbodyne, TSI or Pacific Baja Light Metals Corp. ("Pacific Baja"), whichever is greater. In determining the consolidated net operating income of TSI or Pacific Baja, no expenses shall be considered in the determination of net operating income that are not direct expenses of Pacific Baja or TSI, and no non-arms length charges will be applied against the net operating income. Any contracts with Turbodyne or any Turbodyne affiliate will be at arm's length rates for this calculation. Such consolidated net incomes shall be calculated on a calendar year basis during the term of this agreement based on the annual audited financial statements of Turbodyne. The cash bonus shall be determined based on the consolidated net operating income (before taxes) of Turbodyne, TSI or Pacific Baja Light Metals Corp., whichever is greater, in accordance with the following schedule:


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                                      iii


          CONSOLIDATED                  PERCENTAGE
          NET PROFIT                    BASE SALARY
          ------------                  -----------

          $0 or less                    0%
          $1 - $500,000                 25%
          $500,001 - $1,000,000         50%
          $1,000,001 - $2,500,000       80%
          $2,500,001 - $5,500,000       100%
          $5,500,001 +                  150%


          The cash bonus shall be paid on a quarterly basis within 30 days of the end of each quarter, based on management prepared financial statements, provided that each payment of the quarterly cash bonus will not exceed eighty percent of the estimated annual cash bonus, pro-rated for the respective quarter. The cash bonus shall be adjusted at the end of each year, within five (5) days following the issue by Turbodyne of its annual audited financial statements. In the event the cash bonus to be paid exceeds the amounts advanced to Nowek on a quarterly basis, the excess cash bonus will be paid to Nowek in full within ten (10) days following the date of such determination.
          In the event the quarterly advances of the cash bonus paid during the year exceeds the cash bonus to be paid based on annual audited financial statements, Nowek will pay the excess within ten (10) days following such determination.

The Compensation payable pursuant to this Section 2.1 shall be retroactive to January 1, 1997, notwithstanding the date of execution of this Agreement, in view of the performance by Nowek of the duties described in this Agreement since January 1, 1997.

3.        STOCK OPTIONS

3.1 In addition to the compensation payable pursuant to Section 2.1, Turbodyne shall grant to Nowek options to acquire 200,000 shares of stock in Turbodyne in each year of the term of this agreement. The option price and the terms and conditions of the options shall be determined in accordance with the Turbodyne stock option plan in effect at the time of granting of the options. The options shall be in effect for a five year term following the granting of the options. It is understood that these stock options are intended to give Mr. Nowek in incentive to manage Turbodyne and its subsidiary to the benefit of Turbodyne. To the extent Turbodyne registers any stock in the United States or Canada under any registration statement during the term of this agreement, Turbodyne agrees to register sufficient shares to cover the options herein described. The options are granted in consideration of the execution of this contract and will survive Mr. Nowek's termination. Turbodyne represents that any shares referred to above will be issued to Mr. Nowek free and clear of any liens and encumbrances.

4.        OTHER BENEFITS

4.1 Nowek, and Nowek's spouse and children, shall be entitled to participate in any life and disability insurance, pension, dental, medical, pharmaceutical, hospitalization, health insurance and such other employee benefit programs as may be provided from time to time by Turbodyne and TSI. Nowek will be entitled to participate in any pension plan approved by the board of directors of Turbodyne or TSI from time to time and available to the officers and directors of Turbodyne and TSI.

4.2 Turbodyne and TSI shall promptly reimburse Nowek for all reasonable travelling, promotional and other expenses actually and properly incurred in connection with Nowek's duties hereunder, provided that Nowek


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                                iv

furnishes receipts to Turbodyne and TSI in respect of such expenses and Turbodyne and TSI may review such expenses on a monthly basis.

4.3 Nowek shall be entitled to a reasonable period of paid annual vacation, but such periods shall not be less than four (4) weeks per year provided that all such vacations shall be taken at such times as Turbodyne and TSI and Nowek may mutually agree upon.

4.4 TSI will provide Mr. Nowek with the use of a new automobile and reimburse him for any reasonable related automobile expenses incurred on behalf of the business of Turbodyne and TSI.

4.5 Turbodyne and TSI will reimburse Nowek for all reasonable relocation expenses actually and properly incurred as a result of Nowek being required by Turbodyne or TSI to relocate from Vancouver region in order to continue to perform his duties hereunder.

4.6 Nowek will be entitled to receive an employee housing loan in an amount equal to 25 percent of the purchase price of a principal residence selected by Nowek, provided that the purchase price of the principal residence will not exceed $1,000,000. The employee housing loan will be repayable on the earlier of the sale of the principal residence or the termination of this Agreement, provided that if Nowek sells his principal residence, he will be entitled to a similar employee housing loan on a replacement principal residence. Interest will be calculated and paid annually by Nowek at interest rates prevailing in the housing mortgage market for secured housing loans. In the event of termination of this Agreement, Nowek may elect to set off any amount of the employee loan due against any amounts owing by Turbodyne or TSI pursuant to the terms and conditions of this Agreement.

4.7 Turbodyne and TSI will obtain and maintain appropriate directors' and officers' insurance at amounts appropriate for the risk involved in acting as a director and officer of Turbodyne and TSI, provided that the coverage will be in amounts and on terms no less favourable than currently in place as of the date of this Agreement.

5.        CONFIDENTIALITY AND NON-COMPETITION

5.1 Nowek shall not, either during the course of his employment hereunder or at any time there-after, disclose to any person, any confidential information concerning the business or affairs of Turbodyne and TSI which Nowek may have acquired in the course of or incidental to his employment hereunder or otherwise, and Nowek shall not directly or indirectly use (whether for his own benefit or the detriment or intended detriment of Turbodyne and TSI) any confidential information he may acquire with respect to the business and affairs of Turbodyne and TSI.

5.2 Nowek agrees with Turbodyne and TSI that he will not, either alone or in conjunction with any individual, firm, corporation, association or other entity, whether as principal, agent, director, officer, employee, shareholder or in any other capacity whatsoever:

     (a) during the term of this Agreement and for a one year period from the termination of this Agreement, carry on, or be engaged in, concerned with or interested in, directly or indirectly, any business which is in whole or in part competitive with the business of Turbodyne and TSI;

     (b) during the term of this Agreement and for a two year period from the termination of this Agreement, attempt to solicit any suppliers, customers or employees of the business of Turbodyne and TSI away from Turbodyne and TSI;

     (c) during the term of this Agreement and for a two year period from the termination of this Agreement, knowingly take any act as a result of which the relations between Turbodyne and TSI


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                                       v

          and the suppliers or customers of the business of Turbodyne and TSI may be impaired or which may otherwise be detrimental to the business of Turbodyne and TSI.

5.3 Subject to Section 5.5, any and all inventions and improvements on which Nowek may conceive or make, during the period of his employment, relating, or in any way, pertaining to or connected with any of the matters which have been, are or may become the subject of Turbodyne and TSI's investigations, or in which Turbodyne and TSI has been, is, or may become interested, shall be the sole and exclusive property of Turbodyne and TSI, and Nowek will, whenever requested by Turbodyne and TSI, execute any and all applications, assignments and other instruments which Turbodyne and TSI shall deem necessary in order to apply for and obtain letters of patent for U.S. or foreign countries for the inventions or improvements and in order to assign and convey to Turbodyne and TSI the sole and exclusive right, title and interest in and to the inventions or improvements, all expenses in connection with them to be borne by Turbodyne and TSI. Nowek's obligations to execute the papers referred to in this paragraph shall continue beyond the termination of the period of his employment with respect to any and all inventions or improvements conceived or made by him during the period of the employment, and the obligations shall be binding on the assigns, executors, administrators or other legal representatives of Nowek.

5.4 Subject to section 5.5, all inventions and discoveries relating to the business of Turbodyne and TSI and all knowledge and information which Nowek may acquire during his employment, shall be held by Nowek in trust for the benefit of Turbodyne and TSI, and Nowek agrees that he will not divulge, or authorize anyone else to divulge, either during the times he is so employed or afterwards, knowledge of the inventions or discoveries, or any information acquired in the course of his employment under this agreement, or any confidential information concerning Turbodyne and TSI's business that he may acquire otherwise.

5.5 Nowek will be entitled to receive royalties in accordance with the Company's policy of granting royalties for inventions in the event of any invention made or conceived by Nowek which becomes property of the Company pursuant to the times and conditions of this Agreement.

6.        TERM

6.1 This Agreement shall be in effect for a period of five (5) years from the effective date of this Agreement, as first above written, unless sooner terminated by the parties pursuant to the terms herein contained. The term of this Agreement shall be automatically extended by successive one year terms upon the expiry of each one year anniversary of this Agreement, commencing with the initial year of the term of this Agreement, without any action of the parties, unless notice is given in writing by either party to this Agreement prior to 30 days prior to the expiry of each one year anniversary of the party's election not to extend the term of the Agreement.

7.        TERMINATION

7.1       Turbodyne and TSI may terminate this Agreement:

     (a) at any time in the event of any fraudulent activity or conduct, or in the event of any intentional misconduct adversely and materially affecting the business of Turbodyne and TSI;

     (b)  upon the death of Nowek;

     (c) if Nowek shall suffer any permanent disability. For purposes of this agreement "permanent disability" shall be defined as Nowek's inability, by reason of physical or mental illness or other cause, to perform the majority of this usual duties for a period of greater than six months.


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                                       vi

          Turbodyne and TSI's option shall be exercised in writing and delivered to Mr. Nowek and shall be effective upon delivery;

     (d) in the event of any assignment or attempted assignment of this Agreement by Nowek, except as expressly permitted by this Agreement;

provided that those obligations of Nowek in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement. Upon any such termination, Nowek shall be entitled to receive the compensation accrued by unpaid as of the date of his termination including a pro rata cash bonus, and shall not be entitled to any additional compensation, except as expressly provided in this Agreement.

7.2 Nowek may terminate this Agreement at any time upon 3 months written notice to Turbodyne and TSI, provided that those obligations of Nowek in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.

7.3 Turbodyne and TSI agree that the following circumstances will be deemed to be termination of Nowek without cause:

     (a) the assignment to Nowek of any duties materially and substantially inconsistent with Nowek's present position, duties, responsibility or status with Turbodyne or TSI as of the date of this Agreement;

     (b) the removal of Nowek from or any failure to appoint Nowek to any such position;

     (c) the termination or material reduction in Nowek's facilities, or staff reporting and available to Nowek;

     (d) a change in Nowek's site of employment for a total period of more than two (2) months during any period of twelve (12) months, provided that the relocation of Nowek to Los Angeles, California (or adjacent areas), will not be considered to be a breach of this Agreement.

In the event of termination of this Agreement without cause, Nowek will be entitled to receive the compensation to be paid to Nowek from the date of termination to the date of expiry of the then current term of this Agreement, provided that those obligations of Nowek in this Agreement expressly stated to continue on termination shall continue upon termination and shall not terminate upon termination of this Agreement.

8.        ARBITRATION

8.1 The parties shall use all reasonable efforts to resolve amicably any controversy or claim arising out of, relating to this Agreement, or the breach thereof. However, in the event such controversy or claim cannot be resolved by agreement of the parties, it shall be settled by arbitration in Los Angeles County, California, in accordance with the then existing rules of the American Arbitration Association, except that the parties shall be entitled to all discovery to which they would normally be entitled in civil litigation in the California Superior Court. California law shall govern. Any judgment upon the award of the arbitrator may be rendered and enforced in any court having jurisdiction thereof.

9.        NOTICES


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                                       vii

9.1 Any notice required or permitted to be given under this Agreement shall be in writing and may be delivered personally or by telecopier, or by pre-paid registered post addressed to the parties at the above-mentioned addresses or at such address of which notice may be given by either of such parties. Any notice shall be deemed to have been received if personally delivered or by telex or telecopier, on the date of delivery and, if mailed as aforesaid, then on the fourth business day after and excluding the day of mailing.

10.       ASSIGNMENT

10.1 This Agreement is a personal service contract and may not be assigned in whole or in part by Nowek, provided that Nowek may assign the benefit of this Agreement to a company, all of the voting shares are owned by Nowek. In the event of such an assignment, Nowek will continue to be bound by the terms and conditions of this Agreement and will agree not to dispose of any interest or shares of the Company to which the benefit of this agreement has been assigned. Any sale of any interest or shares in such a company will be deemed to be an assignment of this Agreement.

11.       INTERPRETATION

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.2 All headings used in this Agreement are for convenience of reference only and are not to be used as an aid in the interpretation of this Agreement.

11.3 This Agreement replaces and supercedes all other consulting agreements and employment agreements, between Nowek and TSI and between Nowek and Turbodyne Technologies Inc.

11.4 If there is a dispute a to the terms and conditions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred in connection with such breach.

11.5 No amendment of this agreement shall be valid unless made in writing and signed by all parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

TURBODYNE SYSTEMS, INC.
by its authorized signatory:

/S/ EDWARD HALIMI
-----------------------------
Authorized Signatory

The common seal of
TURBODYNE TECHNOLOGIES INC.
is hereby affixed in the presence of
its authorized signatory:                                   c/s

/S/ EDWARD HALIMI
-----------------------------
Authorized Signatory


SIGNED, SEALED AND DELIVERED  )
BY LEON E. NOWEK in           )
the presence of:              )
                              )
                              )
                              )
/S/ KAREN KLEINWORT           )    /S/ LEON E. NOWEK
Signature                     )    LEON E. NOWEK
                              )
Karen Kleinwort               )
Name                          )
                              )
5565 Canoga Avenue            )
Woodland Hills, CA 91367      )
Address                       )